EXHIBIT 10.1

COMMUNITY BANCSHARES, INC.

EXECUTIVE INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSES

Section 1.1 Establishment of Plan. By this document Community Bancshares, Inc. (further referenced as the “Corporation”) adopts the Community Bancshares, Inc. Executive Incentive Plan (the “Plan”).

Section 1.2 Purpose of Plan. The purposes of the Plan are:

A.	To optimize the Corporation’s profitability and growth consistent with its goals and objectives;

B.	To optimize retention of a highly competent executive management group by providing Participants short-term incentive compensation, which, when combined with base salary, long-term incentive compensation, and benefits, is fully competitive with other Peer Banks;

C.	To pay incentive awards within the Plan that correlate well with the relative contributions made by Participants;

D.	To encourage teamwork and involvement on the part of Participants by connecting the major portion of the incentives paid to the performance of the Company as a whole; and

E.	To encourage accountability on the part of Participants by connecting a portion of the incentives paid to the performance results of the specific organizational units for which the Participants are responsible.

ARTICLE II

CERTAIN DEFINITIONS

Section 2.1 Award. “Award” means the cash payment determined under this Plan to be due to a Participant as a result of performance during a Plan Year, which shall be paid as provided in this Plan.

Section 2.2 Award Date. “Award Date” means that date, as soon as practicable after the applicable performance evaluations are completed, on which Awards are paid.

Section 2.3 Base Compensation. “Base Compensation” means the base salary of a Participant in effect at the beginning of the Plan Year.

Section 2.4 Beneficiary. “Beneficiary” means the individual or individuals named by a Participant in writing filed with the Corporation’s Human Resources Department to receive a Participant’s unpaid benefit in the event of a Participant’s death. If a Participant fails to name a Beneficiary, the Beneficiary under this Plan will be the same as his or her beneficiary under the Community Bancshares, Inc. Employee Stock Ownership Plan, or any successor thereto, in effect on the date of the Participant’s death.

Section 2.4 Committee. Committee” means the Executive Compensation/Benefits Committee of the Board of Directors of the Corporation or any successor thereto performing similar functions. This Committee administers and interprets the Plan; any decision made by the Committee is final and binding on the Participant and the Participant’s Beneficiary.

Section 2.5. Officer/Director “Officer/Director” is an employee who holds a position as one of the most senior officers of the Corporation or its subsidiaries and is also a member of the Corporation’s Board of Directors.

Section 2.6 Participant. A “Participant” is an Officer/Director or Senior Executive who is approved each year by the Committee to participate with respect to the next Plan Year.

Section 2.7 Plan Year. “Plan Year” means a calendar year.

Section 2.8 Senior Executive. A “Senior Executive” is an officer who is not an Officer/Director.

ARTICLE III

PARTICIPATION

Section 3.1 Participation. A Participant will not be qualified to receive an Award for a Plan Year unless he or she was approved for entry into the Plan by the Committee and is still working for the Corporation on the Award Date for that Plan Year. However, retirement, death, disability or an approved leave of absence will not disqualify a Participant; rather, a prorated payment, based on the time worked during the Plan Year, will be made to the Participant or to his or her Beneficiary, as the case may be. If a Participant leaves the Corporation’s employ for any other reason, the Committee may, in its sole discretion, make an Award to him or her of a prorated payment based on the time worked during the Plan Year.

ARTICLE IV

DETERMINATION OF AWARDS

Section 4.1 Goals. Goals will be set for the Corporation, each Participant, and each business unit that a Participant manages. A portion of the incentives paid will be based on the performance results of the Corporation as a whole to encourage teamwork on the part of the Participants. For Officer/Directors the incentives paid may be based exclusively on the corporate goals. For Senior Executive Participants, a portion of the incentives paid will be based on the performance results of the Participant’s specific organizational unit managed and the Participant’s individual performance to encourage an appropriate degree of individual focus.

The importance of sound goal setting is critical to the success of this Plan. The goal setting process will be directly connected to the annual business plan and resulting budget, and will begin at the top of the Corporation. Corporate goals for performance purposes under this Plan may include one or more of the following in any given year:

•	Net Income

•	Earnings per share

•	Return on Average Assets

•	Return on Average Equity

•	Credit Quality Measures

•	Efficiency Ratio

•	Loan Growth

•	Deposit Growth

•	Non-Interest Revenue Growth.

The goals for the Corporation and the weightings placed on each will be approved by the Committee at the beginning of each Plan Year. The individual and business unit goals and the weightings placed on each will be approved by the Chief Executive Officer. The corporate goals, unit goals and individual goals will be weighted and the total weightings will equal 100%. Once determined, goals for all Participants will be documented on the Executive Incentive Plan Goals and Objectives Scorecard.

Section 4.2 Performance Ratings. A corporate rating will be determined at year end based on the Committee’s evaluation of the Corporation’s results against the annual corporate goals approved by the Committee at the beginning of the Plan Year. Business unit and individual ratings will be determined based on the Chief Executive Officer’s evaluation of the individual and unit results against the annual goals approved at the beginning of the Plan Year. One of the following five general achievement levels will apply for each goal resulting in a performance rating from 1 to 5.

Performance Rating	Performance Description
1	Achieves unique and exceptional performance

2	Consistently meets and frequently exceeds goals

3	Consistently meets goals

4	Improve performance to meet goals

5	Needs substantial improvement to meet goals

The ratings will be weighted, and corporate rating, business unit rating and individual rating will be added together to determine the overall rating.

Section 4.3 Participant Levels. Each Participant will be assigned a “Participant level” ranging from 1 to 4, with 1 being the level with the highest bonus opportunity. Designation of Participant levels will be made by the Committee, in the case of Officer/Directors, and by the Chief Executive Officer, in the case of all other Participants.

Section 4.4 Calculation of Awards. The actual Awards will be determined based on the Participant’s overall rating, the Participant level, and the Base Compensation as shown in the following table.

Award Ranges

(As a Percent of Base Compensation)

Overall Rating	Participant Level
	1	2	3	4
1.0-1.49	30-50%	10-30%	0-20%	0-10%
1.5-2.49	20-40%	0-20%	0-10%	0-5%
2.5-3.49	10-30%	0-10%	0-5%	0-2%
3.5-4.49	0%	0%	0%	0%
4.5-5.0	0%	0%	0%	0%

However, in no event shall Awards be paid in excess of the total bonus pool which has been established by the Committee at the beginning of the Plan Year. In the event that the aggregate Awards as calculated based on the foregoing provisions exceed the bonus pool, they shall be reduced on a pro rata basis until they are equal to the bonus pool. The maximum amount which may be paid to a Participant for any given Plan Year under this Plan is $250,000.

ARTICLE V

DISTRIBUTION OF AWARDS

Section 5.1 Distributions. Awards will be paid in the form of a cash bonus on an annual basis within 60 days of the end of the Plan Year and will be net of any required federal, FICA, state or local tax withholdings. If a Participant dies prior to the Award Date, the designated Beneficiary will be paid the amount of the Award in a single cash sum. Notwithstanding the foregoing, the Corporation’s Board of Directors shall have the authority in its sole discretion to authorize pro rata payment of Awards during the Plan Year based on a pro rata realization of goals.

ARTICLE VI

MISCELLANEOUS

Section 6.1 No Assignment of Benefits. The Corporation will not under any circumstances make any payment under this Plan to any assignee or creditor of a Participant or of his or her Beneficiary. Before a Participant actually receives a payment under this Plan, neither the Participant, nor a designated Beneficiary, has any right, even in anticipation of receiving a payment, to assign, pledge, grant a security interest in, transfer or otherwise dispose of any interest under this Plan. Furthermore, a Participant’s rights cannot be assigned or transferred even by operation of law.

Section 6.2 No Employment Rights. This Plan gives the Participant no right to be retained in the Corporation’s employment.

Section 6.3 Amendment or Termination of Plan. The Committee can end or change this Plan at any time. However, neither the Committee nor the Board of Directors of the Corporation can take away any Award which a Participant has already been paid, or any Award a Participant might receive for the Plan Year when the Committee acts unless the Committee determines that such reward has been or would be paid based on fraudulent or erroneous data or the employee has been terminated for cause.

Section 6.4 Governing Law. This Plan is to be governed and interpreted as provided in the laws of the State of Alabama.

Section 6.5 No Rights to Awards. Neither an executive nor any officer or employee of the Corporation or any of its subsidiaries has any claim or right to be included in the Plan or to be granted an Award unless and until (i) he or she has become a Participant for the Plan Year in question and (ii) his or her Award has been made.